Versartis Reports Third Quarter 2014 Financial Results

Conference Call and Webcast Scheduled for 4:30 p.m. ET on November 6, 2014

Menlo Park, Calif., November 6, 2014 -- Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing a novel, long-acting form of recombinant human growth hormone (rhGH), today announced financial results for the three- and nine- months ended September 30, 2014.

“We are excited by our continued progress in the clinical development of VRS-317, our long-acting growth hormone therapy for pediatric and adult growth hormone deficiency (GHD) patients,” said Jeffrey L. Cleland, PhD, Chief Executive Officer. “After announcing positive data from our pediatric GHD Phase 2a trial in June, we completed interactions with the FDA and EMA to establish a plan for the pediatric GHD Phase 3 trial. We are on track to initiate the global Phase 3 trial and have begun clinical site selection to enable enrollment of our first patient in early 2015.”

Dr. Cleland continued, “As we reach significant milestones related to VRS-317, we are strengthening our senior management team through the addition of key individuals who are important for our continued growth and long-term success.  Keith Lui, Vice President of Marketing, will lead the development and execution of the VRS-317 global brand marketing strategy. Additionally, Greg Yedinak, Vice President of Device & Pharmaceutical Development, will lead the Company’s device development efforts. Their expertise will be critical as we execute our Phase 3 trials and move toward commercial launch of VRS-317.”

Recent Milestones

•	In October, finalized the design of the VRS-317 Phase 3 clinical trial for pediatric GHD patients following discussions with the FDA and EMA.
•	Completed discussions with the Japanese regulatory authority, PMDA, that resulted in a Phase 2/3 trial design for VRS-317 in Japan.

Recent Corporate Highlights

•

Expanded the Company’s marketing and development expertise with seasoned veterans. Keith Lui has joined Versartis as Vice President of Marketing and Greg Yedinak has joined as Vice President of Device & Pharmaceutical Development.

Anticipated 2015 Milestones and Other Key Events

•

The Company expects the VRS-317 Phase 3 clinical trial in the US and Western Europe for pediatric GHD to commence in early 2015. We anticipate the ability to provide an interim 6 month height velocity analysis with means and confidence intervals for the VRS-317 and daily comparator groups by mid-2016.

•	Top line data on the 12 month height velocity primary endpoint is expected in early 2017, enabling a BLA submission and potential FDA approval by mid-2018.
•	In parallel with the planned US, Western Europe and Canadian VRS-317 pediatric Phase 3 program, Versartis plans to initiate the pediatric clinical program in Japan for VRS-317 in early 2015.
•	The Company expects to initiate a Phase 2/3 registration study of VRS-317 for adult GHD in the second half of 2015.

Third Quarter 2014 Financial Results

For the third quarter ended September 30, 2014, Versartis reported a net loss attributable to common stockholders of approximately $13.8 million, or $0.57 per share, basic and diluted, compared to a net loss attributable to common stockholders for the third quarter ended September 30, 2013 of $5.0 million, or $19.98 per share, basic and diluted.

Total operating expenses for the quarter ended September 30, 2014 were $14.1 million as compared to $5.3 million for the quarter ended September 30, 2013. Research and development (R&D) expenses for the quarter ended September 30, 2014 were $10.5 million, compared to $4.6 million for the quarter ended September 30, 2013. The increase in R&D expenses was primarily due to an increase in manufacturing costs as the Company prepares for its Phase 3 trials, as well as costs associated with the ongoing extension study for VRS-317. General and administrative (G&A) expenses were $3.6 million for the quarter ended September 30, 2014, compared to $0.7 million for the quarter ended September 30, 2013. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services as well as an increase in headcount and non-cash stock-based compensation expense of $1.1 million as the Company continues to expand its infrastructure to support additional public company requirements.

Total operating expenses for the nine months ended September 30, 2014 were $30.2 million as compared to $13.4 million for the nine months ended September 30, 2013. R&D expenses for the nine months ended September 30, 2014 were $21.0 million, compared to $11.4 million for the nine months ended September 30, 2013. The increase in R&D expenses was primarily due to an increase in manufacturing costs as the Company prepares for its Phase 3 trials, as well as costs associated with the recently completed Phase 2a clinical trial and ongoing extension study for VRS-317. General and administrative (G&A) expenses were $9.2 million for the nine months ended September 30, 2014, compared to $2.0 million for the nine months ended September 30, 2013. The increase in G&A expenses was primarily due to the additional fees related to consulting and professional services as well as an increase in headcount and non-cash stock-based compensation expense of $2.2 million as the Company prepared for and completed its initial public offering and expanded its infrastructure to support additional public company requirements.

Cash, cash equivalents, and short-term investments were $181.6 million as of September 30, 2014.

Conference Call and Webcast

Versartis will hold a conference call today at 4:30 p.m. ET to discuss its third quarter results, the design of the VRS-317 Phase 3 clinical trial for pediatric GHD patients in the US, Western Europe and Canada, and the Phase 2/3 study in Japan. The dial-in numbers are (877) 407-0789 for domestic callers and (201) 689-8562 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.versartis.com.

After the live webcast, the replay will remain available on the Versartis website, www.versartis.com, for 90 days. In addition, a telephonic replay of the call will be available until November 20, 2014. The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers. Please use the replay conference ID number 13594375.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone, for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and therefore treatment outcomes. The Company has recently completed a Phase 2a clinical trial evaluating weekly, semi-monthly and monthly dosing regimens of VRS-317 in children with GHD.  Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “expects,” “plans,” "potential," "will" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability of VRS-317 to potentially offer long-acting doses, potential market opportunities in GHD and the further development of VRS-317, including plans for a Phase 3 clinical trial, a registration trial for adult GHD and a pediatric clinical program in Japan. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; serious adverse side effects, if they are associated with VRS-317; VRS-317 may not have favorable results in later clinical trials or receive regulatory approval; other long-acting rhGH products and product candidates have failed to generate commercial success or obtain regulatory approval; delays in enrollment of patients in our clinical trials could increase our costs and cause delay; VRS-317 may cause serious adverse side effects or have properties that delay or prevent regulatory approval or limit its commercial profile; manufacturing; if approved, risks associated with market acceptance, including pricing and reimbursement; our ability to enforce our intellectual property rights; the importance of our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading "Risk Factors" section contained in our Quarterly Report on Form 10-Q for the 6 months ended June 30, 2014, which is on file with the Securities and Exchange Commission (SEC). Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Operating expenses
Research and development	$10,515	$4,576	$21,006	$11,401
General and administrative	3,577	685	9,167	2,023
Total operating expenses	14,092	5,261	30,173	13,424
Loss from operations	(14,092)	(5,261)	(30,173)	(13,424)
Interest income	50	—	89	—
Interest expense	—	—	—	(128)
Other income (expense), net	208	252	(11,776)	869
Net loss and comprehensive loss	(13,834)	(5,009)	(41,860)	(12,683)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	—	(25,559)	—
Net loss attributable to common stockholders	$(13,834)	$(5,009)	$(67,419)	$(12,683)
Net loss per basic and diluted share attributable to common stockholders	$(0.57)	$(19.98)	$(3.93)	$(71.34)
Weighted-average common shares used to compute basic and diluted net loss per share	24,195	251	17,138	178

Versartis, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$181,582	$13,288
Other assets	3,940	1,395
Total assets	$185,522	$14,683
Liabilities, convertible preferred stock and stockholders' equity (deficit):
Liabilities	$4,289	$4,478
Convertible preferred stock	-	57,497
Total stockholders' equity (deficit)	181,233	(47,292)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$185,522	$14,683

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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